UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2019

IMMUNOMEDICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12104	61-1009366
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

300 The American Road Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Michael Pehl as Chief Executive Officer, President and Director

On February 22, 2019, Michael Pehl, the Chief Executive Officer, President and member of the Board of Directors (the “Board”) of Immunomedics, Inc., a Delaware corporation (the “Company”), resigned from such capacities, effective February 23, 2019 (the “Resignation Date”).  Mr. Pehl will continue to be an employee of the Company until thirty (30) days following the Resignation Date (the “Effective Date”) and will provide transition services as needed during such time.  For the period of time commencing on the Resignation Date and ending on the Effective Date, Mr. Pehl will continue to receive his base salary, continue to participate in Company employee benefit plans in accordance with their terms and continue to vest into outstanding equity awards. Mr. Pehl’s resignation is not the result of any disagreement with the Company, the Board, or management, or any matter relating to the Company’s operations, policies or practices.  The complete terms of Mr. Pehl’s separation package are under negotiation and will be set forth in a definitive separation agreement.

Appointment of Dr. Behzad Aghazadeh as Executive Chairman

On February 23, 2019, the Company appointed Dr. Behzad Aghazadeh, age 47, the Company’s current Chairman of the Board, to serve as the Company’s Executive Chairman, effective immediately. Dr. Aghazadeh has been the managing partner and portfolio manager of venBio Select Advisor, LLC, a SEC registered investment manager, since 2011 and the Chairman of the Company’s Board since April 2017.

Appointment of Scott Canute as Executive Director

On February 23, 2019, the Company appointed Scott Canute, age 58, a member of the Company’s Board, as the Company’s Executive Director, effective immediately. Mr. Canute has been the principal of Magis Consulting LLC since July 2012 and a member of the Company’s Board since March 2017.

Appointment of Usama Malik as Chief Financial Officer

On February 23, 2019, the Company appointed Usama Malik, age 44, to serve as the Company’s Chief Financial Officer, effective immediately. Mr. Malik had been serving as the Company’s interim Chief Financial Officer since August 2018, and the Company’s Chief Business Officer since August 2017. Prior to joining the Company, Mr. Malik was the founder and managing partner of InnoAction Advisory Services, a boutique advisory firm with clients in the pharmaceutical and medical technologies fields, since January 2013. Prior to InnoAction, Mr. Malik was part of Senior Management at Bridgewater Associates from December 2011 to December 2012 and served as the Global Vice President of Strategy and Innovation at Pfizer from November 2007 through November 2011. Mr. Malik will remain the Company’s Chief Business Officer.

Appointment of Charles Baum, M.D., Ph.D. as a Director of the Company

On February 23, 2019, the Company appointed Charles Baum, M.D., Ph.D. to serve as a director of the Company, effective immediately. Dr. Baum will also serve on the Company’s Audit Committee, Compensation Committee, Governance and Nominating Committee and Executive Committee.

Dr. Baum, age 61, has served as the President and Chief Executive Officer of Mirati Therapeutics, Inc. since 2012. Prior to joining Mirati, Dr. Baum had worked at Pfizer since 2003, most recently as the Senior Vice President for Clinical Research within Pfizer’s Worldwide Research & Development division. At Pfizer, Dr. Baum held roles of increasing responsibility, including Vice President and Head of Oncology Development and Chief Medical Officer for Pfizer’s Biotherapeutics and Bioinnovation Center, a Pfizer division comprised of small biotech research units.  Prior to joining Pfizer, Dr. Baum was responsible for the Phase I-IV development of several oncology compounds at Schering-Plough, including Temodar® (temozolomide).  Dr. Baum has been a member of the board of directors of Mirati Therapeutics, Inc. since 2012 and a member of the board of directors of Array BioPharma, Inc. since 2014.

Dr. Baum contributes important industry and executive-level experience to the Board. In particular, the Board believes Dr. Baum’s experience with later stage drug development in the field of oncology and his general industry knowledge enable him to provide important strategic insights and advice to the Company as its products advance in development.

There are no family relationships between Dr. Aghazadeh, Mr. Canute, Mr. Malik or Dr. Baum and any of the Company’s directors or executive officers and there are no arrangements or understandings between Dr. Aghazadeh, Mr. Canute, Mr. Malik or Dr. Baum and any other persons pursuant to which they were selected as an officer and/or director of the Company. There have been no transactions since the beginning of the Company’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Dr. Aghazadeh, Mr. Canute, Mr. Malik or Dr. Baum or any member of their immediate families had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K.

Item 8.01              Other Events.

On February 25, 2019, the Company issued a press release announcing the Company’s results for the period ended December 31, 2018 as well as certain board and management team updates.  The full text of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)The following exhibits are being filed herewith:

Exhibit No.	Exhibit
99.1	Press Release of Immunomedics, Inc., dated February 25, 2019, titled “Immunomedics Reports Results for Period Ended December 31, 2018, Strengthens Board and Announces Senior Leadership Changes”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2019	By:	/s/ Usama Malik
Name: Usama Malik
Title: Chief Financial Officer